Exhibit (12)

                           DRINKER BIDDLE & REATH LLP
                                ONE LOGAN SQUARE
                             18TH AND CHERRY STREETS
                           PHILADELPHIA, PA 19103-6996
                                  215-988-2700
                                  215-988-2757
                              www.drinkerbiddle.com

November _____, 2003

Armada Funds
760 Moore Road
King of Prussia, PA  19406

Re: Plan of Reorganization with respect to Armada GNMA Fund and Armada U.S. Government Income Fund, dated February 28, 2003
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Dear Ladies and Gentlemen:

         You have asked for our opinion on certain Federal income tax consequences of the transactions contemplated in the above-referenced Plan of Reorganization (the "Plan").

BACKGROUND

         Armada Funds (the "Company") is an open-end management investment company registered with the Securities and Exchange Commission (the "SEC") under the Investment Company Act of 1940, as amended. The Company currently offers shares in a number of investment portfolios, including the Armada GNMA Fund (the "Acquired Fund") and the Armada U.S. Government Income Fund (the "Acquiring Fund").

         At the Closing of the Reorganization (as defined in the Plan), it is contemplated that the Acquired Fund will transfer substantially all of its assets and liabilities to the Acquiring Fund. In exchange for such transfer, the Acquiring Fund will issue to shareholders of the Acquired Fund full and fractional shares of the Acquiring Fund having an aggregate net asset value equal to that of the Acquired Fund (the "Acquisition Shares"), and the existence of the Acquired Fund will be terminated. All of the above steps constitute the "Transactions."

         For purposes of this opinion, we have relied on certain written representations of an officer of the Company, and have assumed such representations to be true. We also understand that the Plan in the form included as Exhibit A to the Proxy Statement/Prospectus (the "Proxy Statement"), which is part of the Registration Statement filed with the SEC on August 13, 2003 on Form N-14, including amendments thereto (the "Registration Statement"), has been duly authorized by the Company's Board of Trustees, and that the appropriate documents will be filed with the appropriate government agencies.
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CONCLUSIONS

         Based upon the Internal Revenue Code of 1986, as amended (the "Code"), applicable Treasury Department regulations in effect as of the date hereof, current published administrative positions of the Internal Revenue Service contained in revenue rulings and procedures, and judicial decisions, and upon the assumptions and representations referred to herein and the documents provided to us by you (including the Proxy Statement and the Plan), it is our opinion for Federal income tax purposes that:

         (1) The acquisition by the Acquiring Fund of the assets of the Acquired Fund in exchange for the Acquiring Fund's assumption of the obligations of the Acquired Fund and issuance of the Acquisition Shares, followed by the distribution by the Acquired Fund of those Acquisition Shares to the shareholders of the Acquired Fund in exchange for their shares of the Acquired Fund will constitute a reorganization within the meaning of section 368(a) of the Code, and the Acquired Fund and the Acquiring Fund will each be "a party to a reorganization" within the meaning of section 368(b) of the Code;

         (2) The Acquired Fund will recognize no gain or loss upon the transfer of its assets to the Acquiring Fund in exchange for the Acquisition Shares and upon the distribution of the Acquisition Shares to the shareholders of the Acquired Fund;

         (3) The Acquiring Fund will recognize no gain or loss upon the receipt of the assets of the Acquired Fund in exchange for the assumption of the obligations and issuance of the Acquisition Shares;

         (4) The tax basis in the hands of the Acquiring Fund of each asset of the Acquired Fund transferred to the Acquiring Fund in the transaction will equal the tax basis of that asset in the hands of the Acquired Fund immediately before the transfer;

         (5) The holding period of each asset of the Acquired Fund in the hands of the Acquiring Fund will include the period during which that asset was held by the Acquired Fund;

         (6) The shareholders of the Acquired Fund will recognize no gain or loss upon the exchange of all of their shares of the Acquired Fund for the Acquisition Shares;

         (7) The aggregate tax basis of the Acquisition Shares received by each shareholder of the Acquired Fund will equal in the aggregate the aggregate tax basis of the shares of the Acquired Fund surrendered in exchange therefor;

         (8) The holding period of the Acquisition Shares received by each shareholder of the Acquired Fund will include the period during which the shares of the Acquired Fund surrendered in exchange therefore were held, provided those shares of the Acquired Fund were held as a capital asset on the date of the exchange; and

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

         (9) The holding period of the Acquisition Shares received by each shareholder of the Acquired Fund will include the period during which the shares of the Acquired Fund surrendered in exchange therefor were held, provided those shares of the Acquired Fund were held as a capital asset on the date of the exchange; and

         (10) The Acquiring Fund will succeed to and take into account the items of the Acquired Fund described in section 381(c) of the Code, subject to the conditions and limitations specified in sections 381, 382, 383 and 384 of the Code and the regulations thereunder.

         This opinion represents our best legal judgment, but it has no binding effect or official status of any kind, and no assurance can be given that contrary positions may not be taken by the Internal Revenue Service or a court concerning the issues. We express no opinion relating to any Federal income tax matter except on the basis of the facts described above. We also express no opinion regarding Federal income tax consequences attributable to the termination of the taxable year of the Acquired Fund on the date of the Transactions or any costs relating to the Transactions. Additionally, we express no opinion on the tax consequences under foreign, state or local laws. In issuing our opinion, we have relied solely upon existing provisions of the Code, existing and proposed regulations thereunder, and current administrative positions and judicial decisions. Those laws, regulations, administrative positions and judicial decisions are subject to change at any time. Any such change could affect the validity of the opinion set forth above. Also, future changes in Federal income tax laws and the interpretation thereof can have retroactive effect.

         We hereby consent to the filing of this opinion with the SEC as an exhibit to the Registration Statement. This consent does not constitute a consent under section 7 of the Securities Act of 1933, and in so consenting we have not certified any part of the Registration Statement and do not otherwise come within the categories of persons whose consent is required under section 7 or under the rules and regulations of the Securities and Exchange Commission issued thereunder.

                                         Very truly yours,

                                         DRINKER BIDDLE & REATH LLP

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